Media Contact:

Bob Sherbin

Gateway, Inc.

(858) 848-3886

robert.sherbin@gateway.com

Investor Contact:

Marlys Johnson

Gateway, Inc.

(605) 232-2709

marlys.johnson@gateway.com

GATEWAY REPORTS THIRD QUARTER 2003 RESULTS

Digital TV Unit Sales Grow More Than 70% in Q3

Digital Camera Unit Sales Up Nearly 500% in Sept. from Aug.

Consumer Electronics Business to More Than Double in Q4

POWAY, Calif., October 23 — Gateway, Inc.(NYSE: GTW) today reported revenue of $883 million for the quarter ending September 30, 2003, compared with $800 million in the second quarter and $1.1 billion in the prior year period. Including restructuring charges and transformation expenses stemming from the company’s previously announced outsourcing and related initiatives, Gateway recorded a net loss of $139 million, or 43 cents per share, compared with a net loss of $73 million, or 22 cents per share, in the previous quarter and $50 million, or 15 cents per share, a year earlier. The above charges and expenses accounted for $73 million, or 23 cents per share, of the company’s net loss in the quarter. The company’s results were slightly above analysts’ consensus for revenue and one cent below analysts’ EPS consensus before restructuring and transformation expenses.

“In the past six months, we have dramatically changed virtually every part of our business, including our product line, our retail network, and the way we source, ship, service and support our products,” said Ted Waitt, Gateway’s Chairman and Chief Executive Officer. “Those efforts are paying off with dramatic cost reductions, increased efficiencies and the strongest product line in our company’s history.”

Q3 Transformation Highlights

Products

•	Gateway introduced 58 new products and services in the quarter and entered 13 new categories, bringing the total since its May 8th transformation announcement to 72 products and services in 16 new categories, far exceeding the year-end target of 50 products and services in 15 new categories.

•	Digital TV unit sales grew more than 70 percent quarter-over-quarter as the company filled out its LCD and Plasma lines with five additional models. Gateway has in recent months held the #1 share position for total plasma sales among major brands across all model sizes in the U.S., and is poised to enter new television categories this holiday season.

•	The company entered the fast-growing digital camera market with four competitively-priced Gateway-branded camera models, which garnered positive reviews. Unit sales exceeded expectations, growing nearly 500 percent in September from August. Additional camera offerings are planned for this holiday season.

Retail

•	Gateway remodeled 185 stores during the quarter with a new design that vividly expresses the new face of Gateway.

•	The remodeling, which incurred a transformation expense of $15 million as expected, is drawing new traffic to the stores and providing a new environment both to display the company’s new line of digital consumer electronics products and to demonstrate the way they seamlessly work together. The new stores provide a high-touch consumer electronics and PC buying experience that is unmatched in the marketplace.

Product Fulfillment Model

•	Gateway introduced a new product fulfillment model in the quarter that transforms the way it handles product sourcing, logistics and support services. It is based on using strategic partners and collaborative planning with suppliers, as well as in-house resources that make the company leaner, nimbler and more responsive to customers’ needs.

•	In the weeks ahead, Gateway will establish three new regional distribution hubs that will ensure that all cleared orders can be processed and delivered by standard freight within two days to 90% of its U.S. customers and retail stores.

•	These steps have led to restructuring charges and transformation expenses totaling $73 million in the third quarter. Savings of approximately $130 million are expected to be realized on an annualized basis, beginning in the fourth quarter, but with the primary savings occurring next year.

Leadership Team

•	Gateway rounded out its senior leadership team with the hiring in September of Jocelyne Attal as executive vice president, Gateway Professional, previously called Gateway Business. A 20-year IT industry veteran, she has extensive global marketing and sales experience, including most recently at

IBM, where she served as vice president, on-demand operating environment, and prior to that as IBM’s chief marketing officer for WebSphere.

•	Ms. Attal complements the hiring over the past 14 months of three other executive vice presidents who bring world-class experience and skills to Gateway’s transformation efforts: Rod Sherwood, EVP and chief financial officer, who previously served at Chrysler, Hughes and Loudcloud; Joe Formichelli, EVP, Operations, who previously served at IBM and Toshiba; and Scott Edwards, EVP, Consumer, who previously served at Sony Electronics.

Other Q3 Highlights

•	Notebook unit sales grew 22% quarter over quarter.

•	Gateway Professional continued to achieve solid sales results, securing major contracts with the U .S. Department of Agriculture, the Los Angeles Unified School District and the U.S. Defense Logistics Agency.

•	The company continued its efforts to reduce selling, general and administrative (SG&A) costs. SG&A amounted to $230 million, including $34 million of restructuring charges and transformation expenses, and a $5 million reduction in loss contingency reserves. On a net basis, the company met its year-end target of $200 million in SG&A before such charges and expenses. SG&A before restructuring charges and transformation expenses is now at its lowest dollar level in more than five years.

•	The company continued to reduce cost of goods sold (COGS). A reduction of $70 million was achieved in the third quarter, ahead of the previously disclosed target of $60 million to $65 million. Cumulative year-to-date savings are $134 million, with a further reduction of approximately $95 million expected in the fourth quarter, putting the company well ahead of its full-year savings target of $200 million.

Quarterly Sales

Gateway sold 558,000 PCs in the quarter, up 14 percent sequentially and off 24 percent year-on-year. The quarterly increase was due to improved seasonal demand and the company’s re-entry into the low end of the PC market in early August, while the year-on-year decline was due to both consumer desktop share losses and the effect of previously announced store closures earlier this year.

Total Consumer revenue was $427 million, including sales of 224,000 PCs. Sequentially, Consumer revenue and units increased 19 percent as a result of new product introductions, increased sales of other CE/non-PC products and seasonal demand trends. On a year-over-year basis, Consumer revenue decreased 33 percent and PC unit sales decreased 42 percent.

In the Professional segment, total revenue was $456 million, with PC units of 334,000. Sequentially, Professional revenue increased 3 percent and PC units increased 11 percent. On a year-over-year basis, Professional revenue decreased 6 percent and PC unit sales decreased 2 percent.

Gateway’s average unit price (AUP) of $1,583 was below the previous quarter’s $1,632 and above the $1,533 of the third quarter of 2002. AUP is defined as total revenue divided by PC units.

CE and non-PC revenue rose to $251 million, up 13 percent sequentially and up 43 percent year-on-year. CE/non-PC revenue as a percent of total revenue stood at 28 percent, unchanged from the previous quarter and above the company’s target of 25 percent for full-year 2003.

Pre-Tax Loss

Gross margin was 10.0 percent – which includes a 4.4 percentage point impact from restructuring costs and transformation expenses. This compared with 17.2 percent in the previous quarter and 15.0 percent in the third quarter of last year.

CE and non PC revenue represented 117 percent of gross margin in the third quarter, compared with 70 percent in the previous quarter and 40 percent in the prior year. This reflects the fact that restructuring charges were attributed to the PC category. Before restructuring charges and transformation expenses of $39 million, CE and non-PC products and services were 81 percent of gross margin dollars in the quarter. Gross margin contribution from CE and non-PC revenue rose 7 percent or $6.9 million sequentially and 56 percent or $37 million from the prior year.

Margin was negatively affected by continued price pressure at the low end of the PC market, including aggressive pricing in certain large institutional deals; cost increases for certain components, particularly DRAM and LCD screens; velocity of new product introductions and distractions from store remodeling, which impacted up-selling ability; and other transformation activities, including outsourcing initiatives. At the same time, these effects were partially offset by an increased mix of higher profit margin CE and non-PC products.

SG&A amounted to $230 million in the third quarter, compared with $212 million in the second quarter and $249 million in the third quarter of 2002. After taking into account the $34 million in restructuring and transformation expenses, the decline from the second quarter reflects lower consulting and compensation costs and a reduction in loss contingency reserves.

Pre-tax loss was $136 million in the third quarter, after reflecting $73 million of restructuring costs and transformation expenses. This pre-tax loss compares with $70 million in the second quarter and $74 million in the third quarter of 2002.

Outlook

Gateway said it expects fourth quarter revenue of between $925 million and $975 million, which is in line with current analyst consensus. The company said it expects a loss in the fourth quarter of between 9 cents and 15 cents per share. This improvement over the third quarter reflects steadily ramping sales of higher-margin CE products, which are expected to more than double in the fourth quarter; seasonal consumer trends; improved bundling to simplify the sales up-sell process, continuing COGS reductions; anticipated improvements in component cost trends; and reduced distractions from transformation-related activities. At the same time, the company said its EPS range for the quarter reflects potential continued pricing pressure in the PC market and the broad range of potential outcomes associated with its aggressive ramp up into new product categories.

EPS guidance and anticipated SG&A savings do not include the impact of additional charges and expenses the company will incur related to previously announced outsourcing initiatives. The company currently anticipates charges of $50 to $60 million in the fourth quarter. The company also reaffirmed its expectation to return to a positive cash flow position in the fourth quarter before restructuring and transformation-related outlays, and exit the year with more than $1 billion in cash and marketable securities.

“With many difficult and complex elements of our transformation now behind us, we’re turning our full attention on the consumer and sales and marketing execution,” Waitt said. “The fourth quarter is our time to show the marketplace that our transformation is succeeding by delivering the best products at the best value, with great service and support, and that’s what we intend to do.”

About Gateway

Since its founding in 1985, Gateway (NYSE: GTW) has been a technology and direct-marketing pioneer, using its call centers, web site and retail network to build direct customer relationships. As it transforms itself from a leading PC company into a branded integrator of personalized technology solutions, the company’s range of Gateway-branded products is expanding to include thin TVs, digital cameras, tablet PCs, and systems and networking products and services, all of which are designed to work seamlessly together with the company’s award-winning line of PCs. Gateway is America’s second most admired computer company, according to Fortune magazine(1), and its products and services received more than 125 awards and honors last year. Visit www.gateway.com for more information.

(1)Source: Fortune magazine, March 3, 2003 issue.

Conference Call Information

Gateway will host a conference call on Thursday, Oct. 23 at 5:30 p.m. EDT. The call will be accessible via live audio webcast at http://www.gateway.com.

Certain Non-GAAP Financial Information

This press release contains certain non-GAAP financial information, including disclosure of the portion of the company’s SG&A, gross margins and net loss relating to, or affected by, certain restructuring charges and transformation expenses. This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. This non-GAAP financial information is used by management to analyze the company’s baseline performance before charges and expenses that are considered by management to be outside of Gateway’s core operating results, notwithstanding the fact that such restructuring charges and transformation expenses may be recurring. This non-GAAP information is among the primary indicators management uses as a basis for evaluating Gateway’s financial performance as well as for forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for reported results determined in accordance with GAAP.

Special Note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to transform the company to a technology solutions provider and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; ability to grow in e-commerce; risks of minority equity investments; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; changes in product, customer or geographic sales mix; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net sales	$883,140	$1,117,813	$2,527,230	$3,114,969
Cost of goods sold	794,938	950,140	2,195,136	2,679,081

Gross profit	88,202	167,673	332,094	435,888
Selling, general, and administrative expenses	229,504	248,636	750,117	828,436

Operating loss	(141,302)	(80,963)	(418,023)	(392,548)
Other income, net	5,246	6,553	14,485	29,785

Loss before income taxes	(136,056)	(74,410)	(403,538)	(362,763)
Benefit for income taxes	—	(27,532)	—	(134,224)

Net loss	$(136,056)	$(46,878)	$(403,538)	$(228,539)
Preferred stock dividends and accretion	(2,785)	(2,779)	(8,351)	(8,543)

Net loss attributable to common stockholders	$(138,841)	$(49,657)	$(411,889)	$(237,082)

Basic and diluted net loss per share	$(0.43)	$(0.15)	$(1.27)	$(0.73)

Basic and diluted weighted average shares outstanding	324,116	324,028	324,087	324,010

Gateway, Inc.

Consolidated Condensed Balance Sheet

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$409,534	$465,603
Marketable securities	687,454	601,118
Accounts receivable, net	216,421	197,817
Inventory	99,974	88,761
Other	269,499	602,073

Total current assets	1,682,882	1,955,372
Property, plant, and equipment, net	354,841	481,011
Intangibles, net	16,310	23,292
Other assets	26,086	49,732

	$2,080,119	$2,509,407

LIABILITIES AND EQUITY:
Current liabilities
Accounts payable	$346,404	$278,609
Accrued liabilities	247,762	364,741
Accrued royalties	64,717	56,684
Other current liabilities	239,309	240,315

Total current liabilities	898,192	940,349
Other long-term liabilities	148,907	127,118

Total liabilities	1,047,099	1,067,467
Series C preferred stock	197,143	195,422
Stockholders’ equity	835,877	1,246,518

	$2,080,119	$2,509,407

Gateway, Inc.

Analysis of Consolidated Condensed Statement of Operations

For the Three Months Ended September 30, 2003

(in thousands, except per share amounts)

(unaudited)

	Results of Operations	Restructuring Charges (1)	Transformation Expenses (1)	Results of Operations net of Restructuring Charges and Transformation Expenses (1)
Net sales	$883,140	$—	$—	$883,140
Cost of goods sold	794,938	37,122 (2)	2,094 (4)	755,722

Gross profit	88,202	(37,122)	(2,094)	127,418
Selling, general, and administrative expenses	229,504	16,440 (3)	17,121 (4)	195,943

Operating loss	(141,302)	(53,562)	(19,215)	(68,525)
Other income, net	5,246	—	—	5,246

Loss before income taxes	(136,056)	(53,562)	(19,215)	(63,279)
Benefit for income taxes	—	—	—	—

Net loss	$(136,056)	$(53,562)	$(19,215)	$(63,279)
Preferred stock dividends and accretion	(2,785)	—	—	(2,785)

Net loss attributable to common stockholders	$(138,841)	$(53,562)	$(19,215)	$(66,064)

Net loss per share	$(0.43)	$(0.17)	$(0.06)	$(0.20)

(1)	This non-GAAP financial information is provided as supplementary information and is not an alternative to GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results of operations presented in accordance with GAAP.
(2)	Represents approximately $16 million related to the closure of facilities, approximately $11 million related to the severance of employees and approximately $10 million related to asset write-downs.
(3)	Represents approximately $14 million related to asset write-downs and accelerated depreciation and approximately $2 million related to the severance of employees.
(4)	Represents store remodeling, consulting and other expenses related to the Company’s transformation into a branded integrator.